Exhibit 10.1
UTi WORLDWIDE INC.
SUPPLEMENTAL BENEFITS ALLOWANCE PROGRAM
     This UTi WORLDWIDE INC. SUPPLEMENTAL BENEFITS ALLOWANCE PROGRAM (the “Program”) is adopted by the Board of Directors of UTi Worldwide Inc., a British Virgin Islands corporation (the “Company”). The terms of the Program are as follows, effective June 9, 2008 (the “Effective Date”).
1. Purpose. The purpose of the Program is to provide supplemental benefits in a flexible manner to facilitate the efficient conduct of business and maintain a competitive compensation program for executives of the Company.
2. Eligibility. Any U.S.-based senior executives of the company designated by the Compensation Committee (the “Compensation Committee”) of the Company in its sole discretion are eligible to participate in the Program.
3. Description. The Program allows participating executives to receive a supplemental benefit allowance up to a set annual limit. As of the Effective Date, the supplemental benefit allowance limit for the participants in the Program shall be $25,000 per year. The Compensation Committee may by resolution adjust such annual supplemental benefit allowance limit, and may establish different annual supplemental benefit allowance limits applicable to additional levels of executives. Each executive participating in the Program shall have an annual account equal to the amount of the applicable supplemental benefit allowance limit, which account shall be debited to reimburse the executive for expenditures on items or services that have been pre-established as eligible supplemental benefits. At the end of each fiscal quarter, a participating executive shall submit a reimbursement form along with related invoices and receipts and reimbursement payments shall be processed, subject to the annual allowance limit and appropriate approvals similar to those used for reimbursement of business expenses. Any portion of a participating executive’s account which is not used during a fiscal year shall be forfeited. Gross annual reimbursement payments will be treated as taxable income to participating executives. If an executive becomes eligible for participation in the Program during a fiscal year, his or her allowance shall be prorated for the remaining portion of the year, provided that the executive becomes eligible for the program within the first nine months of the fiscal year; and provided further that for all executives employed as of the Effective Date, subject to the immediately following sentence, there shall be no pro ration for the Company’s fiscal 2009. If a participating executive terminates employment or retires during a fiscal year, his or her allowance will be similarly prorated.
4. Menu of Eligible Supplemental Benefits. The menu of eligible supplemental benefits available under the Program, which has been approved by the Compensation Committee as of the Effective Date, is set forth in Exhibit A. The Compensation Committee may revise the menu of eligible supplemental benefits available under the Program from time to time in its sole discretion.
5. Administration. This Program shall be administered by the Compensation Committee. The Compensation Committee shall have the authority to interpret the provisions of this Program and make final decisions with respect to the eligibility of participants and the appropriate application of the Program to any participant. Any decisions by the Compensation Committee are final and binding upon all parties. Subject to applicable law and the provisions set forth in the Program, the Compensation Committee may delegate administrative functions to individuals who are directors, officers or other employees of the Company or its affiliates.

6. Duration. This Program shall continue until terminated by the Compensation Committee; provided, however, that the Compensation Committee may update, amend, modify or terminate this Program at any time in its sole and absolute discretion.

EXHIBIT A
Menu of Eligible Supplemental Benefits
•	Automobile Leasing. Initial and ongoing expenses for leasing an automobile for executive’s use.

•	Financial Planning, Tax Preparation and Legal Services. Fees associated with services rendered by a professional financial and/or estate planner, accounting firm or attorney. Eligible legal expenses include those relating to the drafting of wills, trusts, powers-of-attorney, etc. Does not apply to fees incurred in any action in which executive’s interest conflicts with the Company’s.

•	Personal Excess Liability Insurance. Premium cost of “umbrella” or “catastrophic” insurance which supplements executive’s underlying liability coverage.

•	Supplemental Life Insurance. Premium cost of insurance which supplements executive’s standard life coverage.

•	Supplemental Disability Insurance. Premium cost of insurance which supplements executive’s standard disability coverage.